As filed with the Securities and Exchange Commission on June 6, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SUPERIOR UNIFORM GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	33772-2539	11-1385670
(State or other jurisdiction of incorporation or organization)	(Zip Code)	(I.R.S. Employer Identification No.)

10055 Seminole Boulevard

Seminole, Florida

(Address of principal executive offices)

Superior Uniform Group, Inc.

2003 Incentive Stock and Awards Plan

(Full title of the plans)

Richard T. Dawson

Vice President, Secretary and General Counsel

Superior Uniform Group, Inc.

10055 Seminole Boulevard

Seminole, Florida 33772-2539

(727) 397-9611

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Carolyn T. Long

Foley & Lardner

100 North Tampa St., Suite 2700

Tampa, Florida 33602

(813) 229-2300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(3)(4)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, $.001 par value	2,500,000 shares	$11.18	$27,950,000	$322.70

(1)	The provisions of Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends, or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee. The fee is calculated upon the basis of the average between the high and low sales prices for shares of common stock of the Registrant as reported on the American Stock Exchange on June 2, 2003 pursuant to Rules 457(c) and 457(h) under the Securities Act.

(3) An aggregate of 415,200 shares being registered under the 2003 Incentive Stock and Awards Plan are shares that were previously registered under the 1993 Incentive Stock Option Plan on a Registration Statement on Form S-8 (Registration No. 33-67604). The registration fee paid in connection with the registration of such shares was $1,938.46. Pursuant to Instruction E to Form S-8, the Registrant is transferring the registration fee associated with 415,200 shares from that prior Registration Statement. The registrant has filed a post-effective amendment to the prior registration statement deregistering those shares.

(4) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the 2003 Incentive Stock and Awards Plan described herein as the result of any future stock split, stock dividend, or similar adjustment of Superior Uniform Group’s outstanding common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (“Commission”) as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been previously filed by Superior Uniform Group, Inc. (the “Registrant”) with the Commission and are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 (including information specifically incorporated by reference into the Registrant’s Form 10-K from the Registrant’s definitive Proxy Statement).

(b) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10 filed on January 27, 1969 (File No. 1-05869) filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any amendments thereto or other reports filed for the purpose of updating such description.

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 13, 2003.

(d) The Registrant’s Current Report on Form 8-K filed on April 25, 2003.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 12(g), 13(a), 13(c), 14, and 15(d) of the “Exchange Act”, after the date of filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

Any statement contained in a report or document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superceded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed report or document that also is, or is deemed to be, incorporated herein by reference modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Florida corporation. The Florida Business Corporation Act, as amended (the “Florida Act”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided, further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The Registrant has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit No.	Exhibit

(4)	Superior Uniform Group, Inc. 2003 Incentive Stock and Awards Plan.

(5)	Opinion of Foley & Lardner regarding legality of common stock.

(15)	Letter from Deloitte & Touche LLP regarding unaudited interim financial information.

(23.1)	Consent of Deloitte & Touche LLP.

(23.2)	Consent of Foley & Lardner (contained in Exhibit 5 hereto).

(24)	Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement).

Item 9. Undertakings.

(1) The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seminole, and State of Florida, on this 2nd day of June, 2003.

SUPERIOR UNIFORM GROUP, INC.

By:	/s/ ANDREW D. DEMOTT, JR.
Andrew D. Demott, Jr. Senior Vice President, Treasurer, and Chief Financial Officer

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Andrew D. Demott, Jr. his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GERALD M. BENSTOCK Gerald M. Benstock	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	June 2, 2003

/s/ ALAN D. SCHWARTZ Alan D. Schwartz	Co-President and Director	June 2, 2003

/s/ MICHAEL BENSTOCK Michael Benstock	Co-President and Director	June 2, 2003

/s/ ANDREW D. DEMOTT, JR. Andrew D. Demott, Jr.	Senior Vice President, Treasurer, and Chief Financial Officer (Principal Financial and Accounting Officer)	June 2, 2003

/s/ PETER BENSTOCK Peter Benstock	Executive Vice President and Director	June 2, 2003

/s/ SAUL SCHECHTER Saul Schechter	Executive Vice President and Director	June 2, 2003

/s/ MANUEL GAETAN, PH.D. Manuel Gaetan, Ph.D.	Director	June 2, 2003

/s/ SIDNEY KIRSCHNER Sidney Kirschner	Director	June 1, 2003

/s/ ROBIN M. HENSLEY Robin M. Hensley	Director	June 1, 2003

EXHIBIT INDEX

Exhibit No.	Exhibit

(4)	Superior Uniform Group, Inc. 2003 Incentive Stock and Awards Plan.

(5)	Opinion of Foley & Lardner regarding legality of common stock.

(15)	Letter from Deloitte & Touche LLP regarding unaudited interim financial information.

(23.1)	Consent of Deloitte & Touche LLP.

(23.2)	Consent of Foley & Lardner (contained in Exhibit 5 hereto).

(24)	Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement).